EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-32612-99 and 333-157040) of Ashland Inc. of our report dated June 28, 2011 relating to the financial statements and supplemental schedules of the Ashland Inc. Employee Savings Plan at and for the year ended December 31, 2010, which appear in this Form 11-K.

/s/  Blue & Co., LLC

Lexington, Kentucky
June 28, 2011